Exhibit (a)(5)(iii)

AD HOC DISCLOSURE ACCORDING TO §15 WPHG

Software AG Increases Revenue and
Earnings per Share Forecast for 2007
Following the
Acquisition of webMethods

Darmstadt, Germany — June 1, 2007 — Software AG (TecDAX, ISIN DE 0003304002 / SOW), today announced that it has successfully completed its tender offer for webMethods, Inc. (NASDAQ: WEBM). The subsequent offering period for the offer expired at 12:00 midnight, New York City time, on Thursday May 31, 2007.

Software AG also announced that it expects the closing of the second and final step of its acquisition of webMethods will occur later today. After the closing, webMethods will be a wholly-owned indirect subsidiary of Software AG.

As a consequence of the fast closing of the acquisition of the entire company the Executive Board has revised the forecast for the financial year 2007. The new guidance now envisions an increase in revenue (net of currency effects) of 30 to 35% (previously 14%) and earnings per share between EUR 3.10 and 3.25 (previously between EUR 3.00 and 3.20). Despite the acquisition related cost the company expects to achieve an EBIT margin of 22% (previously 24%).

International Conference Call/Webcast Information (in englischer Sprache)

There will be an analyst and investor conference call conducted by both management teams to discuss today at 15:00 a.m. CEST/ 9 a.m. EST. This call is open to journalists. To participate in the conference call, US callers can dial +1(888) 457-4228 877, callers from Great Britain dial +44(800) 358-0886 and for caller from Germany please dial +49(800) 101-2072. A live web cast of the conference call will also be available at www.softwareag.com for those unable to attend the live session.

Contact for Software AG:

Otmar F. Winzig Vice President Investor Relations press@softwareag.com Phone +49 (0) 6151-92-1699 Fax +49 (0) 6151-92-1191	Norbert Eder Vice President Corporation Communications press@softwareag.com Phone +49 (0) 6151-92-1146 Fax +49 (0) 6151-92-1444

Software AG | Uhlandstraße 12 | 64297 Darmstadt | Germany